Prospectus Supplement No. 10 (to prospectus dated March 22, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261363

Up to 22,223,858 Shares of Common Stock

Up to 6,317,057 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 2,533,333 Private Warrants

This prospectus supplement no. 10 is being filed to update and supplement the prospectus dated March 22, 2022 (the “Prospectus”) related to (1) the issuance by us of up to 6,317,057 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (a) up to 22,223,858 shares of Common Stock and (b) up to 2,533,333 Private Warrants. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and our Public Warrants are listed on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”), under the symbols “DCGO” and “DCGOW,” respectively. On August 26, 2022, the closing price of our Common Stock was $10.30 and the closing price for our Public Warrants was $2.29.

Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 17 of the Prospectus and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 29, 2022.

SELLING SECURITYHOLDERS

The following information is provided as of August 24, 2022 to update the Selling Securityholders table in the Prospectus to reflect the distributions by Sarkissian Motion LLC of an aggregate of 297,662 shares of our Common Stock and 311,202 Private Warrants to its members, interest holders and affiliates, in each case, as set forth in the table below. Other than the transfers to these new Selling Securityholders identified in the table below, the Selling Securityholders and number of shares of Common Stock as set forth in the table beginning on page 101 of the Prospectus remain unchanged.

		Common Stock					Warrants
		Beneficial Ownership Before the Offering	Shares to Be Sold in the Offering	Beneficial Ownership After the Offering			Beneficial Ownership Before the Offering	Warrants to Be Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Securityholder		Number of Shares	Number of Shares	Number of Shares	%(1)		Number of Warrants	Number of Warrants	Number of Warrants	%
Stan Vashovsky	(2)	13,160,962	13,160,962	—	—		—	—	—	—
Travers Holdings LLC	(3)†	424,140	424,140	—	—		443,432	443,432	—	—
Michael Burdiek	(4)†	415,537	415,537	—	—		434,437	434,437	—	—
Richard Vitelle	(5)†	190,326	190,326	—	—		198,984	198,984	—	—
Garo Sarkissian	(6)	264,319	233,222	31,097	*		334,427	243,832	90,595	*
Razmig Krumian	(7)	32,405	32,220	185	*		33,685	33,685	—	*
Ankist Zadeyan	(8)	148,470	32,220	116,250	*		52,185	33,685	18,500	*
The Keith Brackpool Trust	(9)†	42,959	42,959	—	—		44,913	44,913	—	—
The Richard & Marcia Gold Living Trust (Restatement) Dated May 4, 2001	(10)†	85,918	85,918	—	—		89,826	89,826	—	—
Mark Licht	(11)†	85,918	85,918	—	—		89,826	89,826	—	—
The Dean McPhail Revocable Living Trust	(12)†	107,397	107,397	—	—		112,282	112,282	—	—
Malcolm G. Meador, Jr.	(13)†	107,397	107,397	—	—		112,282	112,282	—	—
The Paul & Valerie Mellinger Trust, Dtd 5/24/99	(14)†	42,959	42,959	—	—		44,913	44,913	—	—
The Kyle A. Messman 2012 Non-Grantor Trust U/A DTD 10/09/2012	(15)†	138,877	128,877	10,000	*	%	134,739	134,739	—	—

		Common Stock					Warrants
		Beneficial Ownership Before the Offering	Shares to Be Sold in the Offering	Beneficial Ownership After the Offering			Beneficial Ownership Before the Offering	Warrants to Be Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Securityholder		Number of Shares	Number of Shares	Number of Shares	%(1)		Number of Warrants	Number of Warrants	Number of Warrants	%
Jack L. Messman	(16)†	64,439	64,439	—	—		67,369	67,369	—	—
Frank Perna	(17)†	107,397	107,397	—	—		112,282	112,282	—	—
Richard Todaro	(18)†	64,439	64,439	—	—		67,369	67,369	—	—
The Trevor Tice Trust	(19)†	107,397	107,397	—	—		112,282	112,282	—	—
IRAR Trust FBO Christopher B. Warren #35-38016	(20)†	85,918	85,918	—	—		89,826	89,826	—	—
Arena Capital Fund LP - Series 8	(21)†	116,324	15,273	101,051	*	%	—	—	—	—
Arena Capital Fund LP - Series 10	(22)†	193,042	43,042	150,000	*	%	—	—	—	—
Arena Capital Fund LP - Series 11	(23)†	122,980	15,273	107,707	*	%	—	—	—	—
Arena Capital Fund LP - Series 16	(24)†	180,584	56,926	123,658	*	%	—	—	—	—
BI Fonds SPAC ZF	(25)†	78,005	8,330	69,675	*	%	—	—	—	—
Light Street Mercury Master Fund, L.P.	(26)	2,137,500	2,137,500	—	—		—	—	—	—
Light Street Tungsten Master Fund, L.P.	(26)	278,499	158,499	120,000	*	%	—	—	—	—
Light Street Halo, L.P.	(26)	48,702	44,702	4,000	*	%	—	—	—	—
Xtellus Pre-IPO Fund (2021), LP	(27)	153,144	153,144	—	—		—	—	—	—
Erik Alf Wigertz	(28)	10,510	10,510	—	—		—	—	—	—
Xtellus Pre-IPO Fund (2021) Cayman, LP	(27)	811,180	811,180	—	—		—	—	—	—
Terra Overseas Ltd.	(29)	175,166	175,166	—	—		—	—	—	—
Aquamare Quattro LTD	(30)	1,430,312	1,000,000	430,312	*	%	—	—	—	—
MMF, LT, LLC	(31)	500,000	500,000	—	*	%	—	—	—	—
NewGen Equity Long/Short Fund	(32)	127,100	127,100	—	—		—	—	—	—
NewGen Alternative Income Fund	(32)	52,900	52,900	—	—		—	—	—	—
Mekita Investments Ltd	(33)	200,000	200,000	—	—		—	—	—	—

		Common Stock					Warrants
		Beneficial Ownership Before the Offering	Shares to Be Sold in the Offering	Beneficial Ownership After the Offering			Beneficial Ownership Before the Offering	Warrants to Be Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Securityholder		Number of Shares	Number of Shares	Number of Shares	%(1)		Number of Warrants	Number of Warrants	Number of Warrants	%
Sheldon Ginsberg	(34)+	90,833	9,300	81,583	*	%	5,016	—	5,016	*	%
Stanley Rosenberg	(35)+	17,016	2,500	14,516	*	%	500	—	500	*	%
Nathan and Sharon Herzog	(36)+	5,000	5,000	—	—		—	—	—	—
David Herzog Foundation	(37)+	15,000	15,000	—	—		—	—	—	—
GEN VIII LLC	(38)+	139,569	63,700	75,869	*	%	—	—	—	—
Steven Ginsberg	(39)+	11,500	2,000	9,500	*	%	—	—	—	—
Adam Ginsberg	(40)+	500	500	—	—		—	—	—	—
Tala Ginsberg	(41)+	1,575	500	1,075	*	%	—	—	—	—
Michael B. Herzog	(42)+	40,475	5,500	34,975	*	%	—	—	—	—
Wendy Levine	(43)+	10,064	4,000	6,064	*	%	—	—	—	—
Aaron Herzog	(44)+	21,354	2,000	19,354	*	%	—	—	—	—
The David Herzog family trust for Mordechai Herzog 12/16/02	(45)+	265,479	30,000	235,479	*	%	—	—	—	—
The David Herzog family trust for Judith Buchler 12/16/02	(46)+	107,309	10,000	97,309	*	%	—	—	—	—
Chelt Trading Limited	(47)	150,000	150,000	—	—		—	—	—	—
272 Capital Master Fund Ltd.	(48)†	363,715	225,689	239,753	*	%	100,702	67,369	33,333	*	%
Solomon Werdiger 2014 Irrevocable Trust	(49)	100,000	100,000	—	—		—	—	—	—
Bespoke Alpha MAC MIM LP	(50)	20,503	20,503	—	—		—	—	—	—
SFL SPV I LLC	(50)	24,373	24,373	—	—		—	—	—	—
DS Liquid Div RVA MON LLC	(50)	167,874	167,874	—	—		—	—	—	—
Monashee Pure Alpha SPV 1 LP	(50)	87,429	87,429	—	—		—	—	—	—
Monashee Solitario Fund LP	(50)	109,252	109,252	—	—		—	—	—	—
Arena Capital Fund, LP– Series 14	(51)	50,000	50,000	—	—		—	—	—	—
Arena Capital Fund, LP– Series 3	(51)	54,775	54,775	—	—		—	—	—	—
Arena Capital Fund, LP– Series 5	(51)	54,776	54,776	—	—		—	—	—	—

*	Less than 1%.

+	Reflects transfers by NHR VII, LLC of an aggregate of 150,000 shares of our Common Stock previously held by such entity by virtue of a distribution to its members as reflected in the Selling Securityholder table set forth above.

†	Reflects transfers by Motion Acquisition LLC of an aggregate of 2,573,213 shares of our Common Stock and 2,533,333 Private Warrants previously held by such entity by virtue of a distribution to its members as reflected in the Selling Securityholder table set forth above.

(1)	Based upon 101,025,267 shares of Common Stock outstanding as of July 29, 2022.

(2)	The business address of Mr. Vashovsky is 35 West 35th Street, Floor 6, New York, New York 10001.
(3)	James M. Travers and Susan D. Travers are the managers of Travers Holdings LLC and each has voting and dispositive control over the securities held by it. The address of Mr. Travers, Mrs. Travers and Travers Holdings LLC is 1382 Harbor Dr., Sarasota, FL 34239.
(4)	The business address of Mr. Burdiek is 688 Mystic View Laguna Beach, CA 92651.
(5)	The business address of Mr. Vitelle is 3154 Deer Valley Avenue, Thousand Oaks, CA 91320.
(6)	Represents (a) 233,222 shares of Common Stock and 243,832 Private Warrants received in a distribution from Sarkissian Motion LLC and (b) 31,097 shares of Common Stock and 90,595 Public Warrants held by the selling securityholder prior to the distribution. The business address of the selling securityholder is 5797 Via Bonita, Thousand Oaks, CA 91320.
(7)	Represents (a) 32,220 shares of Common Stock and 33,685 Private Warrants received in a distribution from Sarkissian Motion LLC and (b) 185 shares of Common Stock held by the selling securityholder prior to the distribution. The business address of the selling securityholder is 3836 Marks Road, Agoura Hills, CA 91301.
(8)	Represents (a) 32,220 shares of Common Stock and 33,685 Private Warrants received in a distribution from Sarkissian Motion LLC and (b) 116,250 shares of Common Stock and 18,500 Public Warrants held by the selling securityholder prior to the distribution. The business address of the selling securityholder is 8070 La Jolla Shores Dr #420, San Diego CA 92037.
(9)	Keith Brackpool is the trustee of The Keith Brackpool Trust and has voting and dispositive control over the securities held by it. The address of Mr. Brackpool and The Keith Brackpool Trust is 940 East 2nd Street, #38 Los Angeles, CA 90012.
(10)	Richard B. Gold is the trustee of The Richard & Marcia Gold Living Trust (Restatement) Dated May 4, 2001 and has voting and dispositive control over the securities held by it. The address of Mr. Gold and The Richard & Marcia Gold Living Trust (Restatement) Dated May 4, 2001 is 51 Catspaw Cape, Coronado, CA 92118.
(11)	The business address of Mr. Licht is 5440 Round Meadow Road, Hidden Hills, CA 91302.
(12)	Dean B. McPhail is the trustee of The Dean McPhail Revocable Living Trust and has voting and dispositive control over the securities held by it. The address of Mr. McPhail and The Dean McPhail Revocable Living Trust is PO Box 1596, Kailua-Kona, HI 96745.
(13)	The business address of Mr. Meador, Jr. is 2618 Kirsten Lee Drive, Westlake Village, CA 91361.
(14)	Paul Mellinger and Valerie Mellinger are co-trustees of The Paul & Valerie Mellinger Trust, Dtd 5/24/99 and have voting and dispositive control over the securities held by it. The address of Paul Mellinger, Valerie Mellinger and The Paul & Valerie Mellinger Trust, Dtd 5/24/99 is 209 33rd Street, Manhattan Beach, CA 90266.
(15)	Kyle Messman is the sole trustee of The Kyle A. Messman 2012 Non-Grantor Trust U/A DTD 10/09/2012 and has voting and dispositive control over the securities held by it. The address of Mr. Messman and The Kyle A. Messman 2012 Non-Grantor Trust U/A DTD 10/09/2012 is 628 11th Street, Manhattan Beach, CA 90266. Figure includes 10,000 shares of Common Stock held by Mr. Messman.
(16)	The address of Jack L. Messman is 1066 Mount George Ave, Napa, CA 94588.
(17)	The business address of Frank Perna is 26802 Malibu Cove Colony Dr., Malibu, CA 90265.
(18)	The business address of Richard Todaro is 14809 Brookhaven Place, Chesterfield, MO 63017.
(19)	Dean B. McPhail is the trustee of The Trevor Tice Trust and has voting and dispositive control over the securities held by it. The address of Mr. McPhail and The Trevor Tice Trust is PO Box 1596, Kailua-Kona, HI 96745.
(20)	Christopher Warren, grantor and beneficiary of IRAR Trust FBO Christopher B. Warren #35-38016, a self-directed IRA trust, has voting and dispositive control over the securities of IRAR Trust FBO Christopher B. Warren #35-38016. The address of Mr. Warren is 2250 Cherry Palm Road, Boca Raton, FL 33432 and the address of IRAR Trust FBO Christopher B. Warren #35-38016 is c/o IRA Resources, Inc., 100 Pringle Avenue, Suite 650, Walnut Creek, CA 94596.

(21)	Arena Capital Fund LP - Series 8 (“Arena Fund-Series 8”), is managed by Arena Capital Advisors LLC, its investment manager (“Arena Advisors”). Sanije Perret is the President of Arena Advisors and has voting and dispositive control over the securities of Arena Fund-Series 8. The business address of Arena Fund-Series 8, Arena Advisors, and Ms. Perrett is 12121 Wilshire Blvd, Suite 1010, Los Angeles, CA 90025.
(22)	Arena Capital Fund LP - Series 10 (“Arena Fund-Series 10”), is managed by Arena Advisors. Sanije Perret is the President of Arena Advisors and has voting and dispositive control over the securities of Arena Fund-Series 10. The business address of Arena Fund-Series 10, Arena Advisors, and Ms. Perrett is 12121 Wilshire Blvd, Suite 1010, Los Angeles, CA 90025.
(23)	Arena Capital Fund LP - Series 11 (“Arena Fund-Series 11”), is managed by Arena Advisors. Sanije Perret is the President of Arena Advisors and has voting and dispositive control over the securities of Arena Fund-Series 11. The business address of Arena Fund-Series 11, Arena Advisors, and Ms. Perrett is 12121 Wilshire Blvd, Suite 1010, Los Angeles, CA 90025.
(24)	Arena Capital Fund LP - Series 16 (“Arena Fund-Series 16”), is managed by Arena Advisors. Sanije Perret is the President of Arena Advisors and has voting and dispositive control over the securities of Arena Fund-Series 16. The business address of Arena Fund-Series 16, Arena Advisors, and Ms. Perrett is 12121 Wilshire Blvd, Suite 1010, Los Angeles, CA 90025.
(25)	BI Fonds SPAC ZF is managed by BayernInvest Kapitalverwaltungsgesellschaft mbH (“BI Manager”), which is managed by Arena Advisors. Sanije Perret is the President of Arena Advisors and has voting and dispositive control over the securities of BI Fonds SPAC ZF. The business address of BI Fonds SPAC ZF, BI Manager, Arena Advisors and Ms. Perret is 12121 Wilshire Blvd, Suite 1010, Los Angeles, CA 90025.
(26)	Light Street Capital Management, LLC (“Light Street Management”) is the general partner and investment manager of Light Street Mercury Master Fund, L.P. (“Light Street Mercury”), Light Street Tungsten Master Fund, L.P. (“Light Street Tungsten”) and Light Street Halo, L.P. (“Light Street Halo”). Glen T. Kacher has voting and investment control over Light Street Management and, accordingly, may be deemed to have beneficial ownership of the shares held by Light Street Mercury, Light Street Tungsten and Light Street Halo. The business address of each of Light Street Management, Light Street Mercury, Light Street Tungsten, Light Street Halo and Mr. Kacher is 525 University Avenue, Suite 300, Palo Alto, California 94301.
(27)	The general partner of Xtellus Pre-IPO Fund (2021), LP (“Xtellus DE”) and Xtellus Pre-IPO Fund (2021) Cayman, LP (“Xtellus Cayman”) is Xtellus Pre-IPO Fund GP, LLC (“Xtellus GP”). On August 4, 2022, Xtellus DE transferred 10,510 shares of Common Stock to its member and interest holder, Erik Alf Wigertz. On August 4, 2022, Xtellus Cayman transferred 175,166 to its member and interest holder, Terra Overseas Ltd., and 22,164 shares of Common Stock to Xtellus DE. Gregory J. Gigliotti has voting and investment control over Xtellus GP and, accordingly, may be deemed to have beneficial ownership of the shares held by Xtellus DE and Xtellus Cayman. The business address of each of Xtellus DE, Xtellus Cayman, Xtellus GP and Mr. Gigliotti is 535 Madison Avenue, New York, New York 10022.
(28)	The business address of each of Mr. Wigertz is 70 Eaton Terrace Mews, SW1W 8EU London, United Kingdom.
(29)	Grigory Levinzon has voting and investment control over Terra Overseas Ltd. (“Terra”) and, accordingly, may be deemed to have beneficial ownership of the shares held by Terra. The business address of each of Mr. Levinzon and Terra is OIK 3, Agnooumenon 4, 4040 Germasogeia, Cyprus.
(30)	Aquamare Quattro Ltd. (“Aquamare”), is a wholly owned subsidiary of AFI Development Limited (“AFI”), which is a wholly owned subsidiary of Flotonic Limited (“Flotonic”). Mr. Lev Leviev is the sole shareholder of Flotonic and, accordingly, may be deemed to have beneficial ownership of the shares held by Aquamare. The business address of each of Aquamare and AFI is Spyrou Araouzou, 165, Lordos Waterfront Building, 5th Floor, Flat/Office 505, 3035, Limassol, Cyprus. The business address of Flotonic is Spyrou Kyprianou, 4, 3070, Limassol, Cyprus. The business address of Mr. Leviev is 18 Stasinou St., Flat 304, 6023, Larnaca, Cyprus.
(31)	MCM is the investment manager of MMF and has voting and investment control over the securities held by MMF. Louis M. Bacon also controls the general partner of MCM and may be deemed the beneficial owner of the securities held by MMF. The number of securities set forth in the table above does not include securities held by affiliates of MMF which are controlled by Mr. Bacon. MMF and its affiliates’ holdings are set forth in greater detail on page 99 of this prospectus under the section entitled “Principal Securityholders.” The address of MMF, MCM and Mr. Bacon is 11 Times Square, 38th Floor, New York, New York 10036. See footnote 8 to the table in “Principal Securityholders.”

(32)	NewGen Asset Management Ltd. (“NewGen Manager”) is the manager of NewGen Equity Long/Short Fund (“NewGen Long/Short”) and NewGen Alternative Income Fund (“NewGen Alternative”). David Dattels, Chris Rowan and Norm Chang have voting and investment control over NewGen Manager and, accordingly, may be deemed to have beneficial ownership of the shares held by NewGen Long/Short and NewGen Alternative. The business address of NewGen Manager, NewGen Long/Short, NewGen Alternative, Mr. Dattels, Mr. Rowan and Mr. Chang is 25 King St. West, Suite 2900, Toronto, Ontario, Canada M5L 1G3.
(33)	Mekita Investments Ltd. (“Mekita”) is managed by Segetia (UK) Ltd. (“Segetia”). Wilfred Abbott has voting and investment control over Segetia and, accordingly, may be deemed to have beneficial ownership of the shares held by Mekita. The principal business address of Mekita, Segetia and Mr. Abbott is 48 Dover Street, London W1S 4FF, United Kingdom.
(34)	The business address of the Selling Securityholder is 969 East Broadway, Woodmere, New York 11598.
(35)	The business address of the Selling Securityholder is 13000 SW 69th Ave., Pinecrest, Florida 33156.
(36)	The business address of the Selling Securityholder is 1 Bartlett Road, Monsey, New York 10952.
(37)	David Herzog has voting and dispositive control over the securities held by the David Herzog Foundation. The address of Mr. Herzog and the David Herzog Foundation is 63 Lefante Way, Bayonne, New Jersey 07002.
(38)	Mordechai Herzog is the CEO of GEN VII LLC and has voting and dispositive control over the securities held by it. The address of Mr. Herzog and GEN VIII LLC is 63 Lefante Way, Bayonne, New Jersey 07002.
(39)	The business address of the Selling Securityholder is 162 Candelwick Lane, Bridgewater, New Jersey 07002.
(40)	The business address of the Selling Securityholder is 162 Candelwick Lane, Bridgewater, New Jersey 07002.
(41)	The business address of the Selling Securityholder is 35 Hollside Terrace, Apt. A, White Plaines, New York 10601.
(42)	The business address of the Selling Securityholder is 1874 48th Street, Brooklyn, New York 11204.
(43)	The business address of the Selling Securityholder is 45 Wood Lane South, Woodmere, New York 11598.
(44)	The business address of the Selling Securityholder is 1425 47th Street, Brooklyn, New York 11219.
(45)	David Herzog is the is the trustee of The David Herzog family trust for Mordechai Herzog 12/16/02 and has voting and dispositive control over the securities held by it. The address of Mr. Herzog and The David Herzog family trust for Mordechai Herzog 12/16/02 is 63 Lefante Way, Bayonne, New Jersey 07002.
(46)	David Herzog is the trustee of The David Herzog family trust for Judith Buchler 12/16/02 and has voting and dispositive control over the securities held by it. The address of Mr. Herzog and The David Herzog family trust for Judith Buchler 12/16/02 is 63 Lefante Way, Bayonne, New Jersey 07002.
(47)	Chelt Trading Limited (“Chelt”) is managed by Jaime Javier Montealegre Lacayo. Mr. Montealegre has voting and investment control over the shares of our Common Stock held by Chelt and, accordingly, may be deemed to have beneficial ownership of such shares. The registered address of Chelt is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. The address for notices for Chelt is Mr. Montealegre’s Costa Rican address at Apartado 15-1250, Escazu, San Jose, Costa Rica.
(48)	Includes (a) 150,000 shares of Common Stock acquired pursuant to the PIPE Financing, (b) 75,689 shares of Common Stock acquired pursuant to the Sponsor Distribution, and (c) 67,369 Private Placement Warrants acquired pursuant to the Sponsor Distribution. B Riley Asset Management LLC (“BRAM”) is the investment manager of 272 Fund. 272 Advisors LLC (“272 Manager”) is the manager of 272 Fund. Wesley Cummins is the managing member of 272 Manager. B Riley Capital Management LLC (“BRCM”) is the majority owner of both BRAM and 272 Manager. BRCM is controlled by Bryant Riley. Accordingly, because of Mr. Riley’s and Mr. Cummins’s shared voting and investment control over the shares held by 272 Fund, each may be deemed to have beneficial ownership of the securities held by 272 Fund. The principal business address of 272 Fund, 272 Manager, BRAM, and Mr. Cummins is 3811 Turtle Creek Blvd., Dallas, Texas 75219. The principle business address of BRCM and Mr. Riley is 11000 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.
(49)	Stephen Werdiger is the sole trustee of the Solomon Werdiger 2014 Irrevocable Trust and has voting control and investment discretion over the securities held by the Solomon Werdiger 2014 Irrevocable Trust. The business address of the Solomon Werdiger 2014 Irrevocable Trust and Mr. Werdiger is 1412 Broadway, 18th Floor, New York, New York 10018.
(50)	Each of DS Liquid Div RVA MON LLC (“DS”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by DS, Solitario, Pure Alpha, SFL, and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, Solitario, Pure Alpha, SFL, Bespoke, Monashee Management and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, Massachusettes 02116.
(51)	Arena Capital Advisors, LLC (“Arena Advisors”), a registered investment advisor, is the General Partner of the Arena Capital Fund, LP (the “Arena Funds”) and has voting and investment control over the securities held by the Arena Funds. The partners of Arena Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett and, accordingly, may be deemed to have voting control and investment discretion over the securities held by the Arena Funds. The number of shares set forth in the table above does not include securities that may be held by other funds managed by Arena Advisors. The business address of Arena Advisors, the Arena Funds, Mr. Elperin, Mr. Sagi and Ms. Perrett is 12121 Wilshire Blvd, Ste 1010, Los Angeles, California 90025, Attn: Legal.